Exhibit 10.5

Execution Copy
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of July ___, 2005, and is between A-MARK PRECIOUS METALS, INC., a New York corporation (“Company”), and RAND LeSHAY, an individual (“Mr. LeShay”), and is made with reference to the following facts.
STATEMENTS OF FACT:
     A. Mr. LeShay is currently employed by Company as its Senior Vice President, pursuant to that certain employment agreement dated August 18, 1995, between Company and Mr. LeShay (the “Existing Agreement”).
     B. Company now wishes to continue to employ Mr. LeShay, and Mr. LeShay wishes to continue to be so employed, on the terms and conditions set forth in this Agreement. The Existing Agreement is hereby superceded and replaced in its entirety.
     NOW, THEREFORE, Company and Mr. LeShay hereby agree as follows:
     1. Employment; Term. Company hereby employs Mr. LeShay, and Mr. LeShay hereby accepts employment with Company, in accordance with and subject to the terms and conditions set forth in this Agreement. The initial term of this Agreement (the “Initial Term”) commences on the date of this Agreement and, unless earlier terminated in accordance with Section 6, will terminate on the fifth anniversary of the date of this Agreement. Company and Mr. LeShay may extend the term of this Agreement for one or more additional one (1) year periods by written agreement signed by them prior to the end of the Initial Term or the then-current extension thereof, as applicable (the Initial Term and any extensions thereof, the “Term”).
     2. Duties. (a) During the Term, Mr. LeShay shall serve as Senior Vice President of Company and shall report to the Chief Executive Officer of Company. Mr. LeShay’s primary duties will be to identify, fully disclose and present to Company for its possible investment, any and all business opportunities, whether passive or active, whether related or unrelated to Company’s primary business that he becomes aware of while an employee of Company, either because of his position as Senior Vice President or otherwise. In addition, he will have such duties and responsibilities as are customary for Mr. LeShay’s position and any other duties or responsibilities he may be reasonably assigned by Company’s Chief Executive Officer.
          (b) During the period Mr. LeShay is employed by Company, Mr. LeShay shall be required to devote his full business time and best efforts exclusively to the business and affairs of Company and will not directly or indirectly engage in any other business or competitive activity which has not been disclosed to and approved in writing by Company, including, without limitation, any investments of financial arrangements related to precious metals, coins and stamps, sports memorabilia, space memorabilia, autographs, historical documents or books.
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          (c) Except in the ordinary course of performing his duties hereunder and in accordance with Company’s annual business plan and any other guidelines or policies approved by Company’s Chief Executive Officer or Board of Directors, Mr. LeShay shall not have the authority to create or execute any contract or obligation, either express or implied, on behalf of or in the name of Company or any of its affiliates, which is intended to be binding upon Company or for which Company would be liable without the prior written consent of Company’s Chief Executive Officer.
     3. Compensation. (a) Company shall pay Mr. LeShay a salary of Two Hundred Nine Thousand Dollars ($209,000.00) per annum (the “Base Salary”). In addition, Mr. LeShay will receive a one-time signing payment in the amount of Fifty Thousand Dollars ($50,000.00) (“Signing Payment”) upon execution of this Agreement and a year-end performance bonus (“Percentage Bonus”) calculated and paid as described below. Payment of the Base Salary, Signing Payment and Percentage Bonus will be in accordance with Company’s standard payroll practices and subject to all legally required or customary withholdings.
          (b) For each fiscal year of employment in which Company’s shareholder equity is in excess of Ten Million Dollars ($10,000,000.00), Company shall pay to Mr. LeShay, within ninety (90) calendar days from the close of that fiscal year, a Percentage Bonus equal to seven and one-half percent (7½%) of its Net Pre-Tax Annual Income (as defined below). For this purpose Company’s “shareholder equity” shall only be reduced by losses from its business operations as determined by the independent certified accountants regularly retained by Company, in accordance with consistently and conservatively applied generally accepted accounting principles. Nothing herein prevents the Company from paying Mr. LeShay additional bonus amounts.
          (c) In the event that Mr. LeShay’s employment is terminated by Company during a fiscal year and Mr. LeShay is entitled to receive the Percentage Bonus for the period of such fiscal year during which Mr. LeShay was employed by Company pursuant to Section 7(a) or 7(c) below, the parties agree that: (i) Percentage Bonus shall be calculated on the Net Pre-Tax Annual Income of Company reported only during the period of the then current fiscal year during which Mr. LeShay was employed, and (ii) the determination of Net Pre-Tax Annual Income shall take into account only sales revenues arising from those transactions with respect to which Company entered into binding contracts or purchases and sales tickets prior to the termination of employment and which are consummated within sixty (60) days following such date.
          (d) Subject to the provisions of this Section 3(e), the “Net Pre-Tax Annual Income” as used in this Agreement shall mean the pre-tax operating income, before bonuses are paid, as per the books and records for a fiscal year, or the portion thereof during which Mr. LeShay is employed if less than a full fiscal year, as determined by the independent certified accountants regularly retained by Company, in accordance with consistently and conservatively applied generally accepted accounting principles, adjusted for (i) any and all compensation paid, or accrued and payable, to other employees and independent contractors of Company, and (ii) any other amounts payable to Mr. LeShay pursuant to this Agreement. In determining the Net Pre-Tax Annual Income all interest on loans accrued or paid by Company, whether to third parties, shareholders of Company or to affiliated entities, shall be deducted from Company’s
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gross income prior to arriving at the Net Pre-Tax Annual Income. No increase in historical amortization of goodwill, if any, nor any direct cost incurred in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, dated as of the date hereof, by and among Spectrum PMI, Inc., A-Mark Holding, Inc. and Steven C. Markoff shall be deducted from Company’s gross income prior to arriving at the Net Pre-Tax Annual Income.
     4. Stock Appreciation Right. Concurrently with execution and delivery of this Agreement, Greg Manning Auctions, Inc. (“GMAI”), the indirect 80% parent of Company shall, pursuant to a Stock Appreciation Right Agreement between GMAI and Mr. LeShay in the form of Exhibit A attached hereto, grant to Mr. LeShay a stock appreciation right with respect to Twenty-Five Thousand (25,000) shares of common stock of GMAI.
     5. Benefits.
          (a) Upon submission by Mr. LeShay of vouchers in accordance with Company’s standard procedures, Company shall reasonably promptly reimburse Mr. LeShay for all reasonable and necessary travel, business entertainment and other business expenses incurred by Mr. LeShay in connection with the performance of his duties under this Agreement.
          (b) Mr. LeShay is entitled to participate in any and all medical insurance, group health, disability insurance, employee bonus compensation programs and other benefit plans that are made generally available by Company to employees of Company. Company shall pay all premiums payable in connection with medical insurance provided for Mr. LeShay. Additionally, Mr. LeShay is entitled to receive four (4) weeks paid vacation a year and paid holidays made available pursuant to Company’s policy to all employees of Company. Company, in its sole discretion, may at any time amend or terminate any such benefit plans or programs.
     6. Termination. Mr. LeShay’s employment hereunder may be terminated prior to the end of the Term under the following circumstances:
          (a) Mr. LeShay’s employment hereunder will terminate upon Mr. LeShay’s death.
          (b) Except as otherwise required by law, Company may terminate Mr. LeShay’s employment hereunder at any time after Mr. LeShay becomes Totally Disabled. For purposes of this Agreement, Mr. LeShay will be “Totally Disabled” as of the earlier of (1) the date Mr. LeShay becomes entitled to receive disability benefits under Company’s long-term disability plan, or (2) Mr. LeShay’s inability to perform the duties and responsibilities contemplated under this Agreement for a period of more than ninety (90) consecutive days due to physical or mental incapacity or impairment.
          (c) Company may terminate Mr. LeShay’s employment hereunder for Cause at any time after providing written notice to Mr. LeShay. For purposes of this Agreement, “Cause” means any of the following:
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               (1) Mr. LeShay’s neglect or failure or refusal to perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness);
               (2) any wrongful act by or omission of Mr. LeShay that materially injures the reputation, business, or business relationship of Company or any of its affiliates, or that, in the good faith judgment of Company, constitutes fraud or intentional misconduct;
               (3) Mr. LeShay’s conviction (including conviction on a nolo contendere plea) of a felony or any crime involving, in the good faith judgment of Company, fraud, dishonesty or moral turpitude;
               (4) the breach of an obligation set forth in Section 8, 9 or 10;
               (5) any other material breach of this Agreement; or
               (6) upon the sale of all or substantially all of the stock or assets of Company or the shutdown of its operations.
In the cases of “neglect or failure” to perform his duties under this Agreement as set forth in 6(c)(1) above, or material breach as set forth in 6(c)(5) above, a termination by Company with Cause shall be effective only if, within thirty (30) days following delivery of a written notice by Company to Mr. LeShay that Company is terminating his employment with Cause (which notice shall set forth the basis of the alleged neglect, failure or breach), Mr. LeShay has failed to cure the circumstances giving rise to such Cause.
          (d) Company may terminate Mr. Leshay’s employment hereunder for any reason, upon thirty (30) days’ prior written notice.
          (e) Mr. LeShay may terminate his employment hereunder for “Good Reason” if Company decreases or fails to pay Mr. LeShay’s Base Salary or Percentage Bonus as provided in Section 3 or the benefits described in Section 5 above, or if Company makes a material change in Mr. LeShay’s job description or duties. A termination by Mr. LeShay shall be effective only if, within thirty (30) days following delivery of a written notice by Mr. LeShay to Company that Mr. LeShay is terminating his employment (which notice shall set forth the alleged decrease or failure by Company), Company has failed to cure the circumstances giving rise to the termination.
     7. Compensation Following Termination Prior to the End of the Term. In the event that Mr. LeShay’s employment hereunder is terminated prior to the end of the Term, Mr. LeShay will be entitled only to the following compensation and benefits upon such termination:
          (a) In the event that Mr. LeShay’s employment hereunder is terminated prior to the expiration of the Term by reason of Mr. LeShay’s death or if he becomes Totally Disabled pursuant to Sections 6(a) or 6(b), respectively, Company shall pay the following amounts to Mr. LeShay (or to Mr. LeShay’s estate, as the case may be):
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               (1) any accrued but unpaid Base Salary (as determined pursuant to Section 3) for services rendered to the date of termination;
               (2) any incurred but unreimbursed expenses required to be reimbursed pursuant to Sections 5(a) or 5(b), payable within thirty (30) days following Mr. LeShay’s submission of vouchers in accordance with Company’s standard business procedures;
               (3) any vacation accrued and unused to the date of termination; and
               (4) Percentage Bonus through the termination date for the fiscal year in which termination occurs, payable within sixty (60) days of the date of termination.
          (b) In the event that Mr. LeShay’s employment hereunder is terminated prior to the expiration of the Term by Company for Cause pursuant to Section 6(c), or by Mr. LeShay without Good Reason, Company shall pay the following amounts to Mr. LeShay:
               (1) any accrued but unpaid Base Salary (as determined pursuant to Section 3) for services rendered to the date of termination;
               (2) any incurred but unreimbursed expenses required to be reimbursed pursuant to Sections 5(a) or 5(b), payable within thirty (30) days following Mr. LeShay’s submission of vouchers in accordance with Company’s standard business procedures; and
               (3) any vacation accrued and unused to the date of termination.
          (c) In the event that Mr. LeShay’s employment hereunder is terminated by Company without Cause pursuant to Section 6(d), or by Mr. LeShay with Good Reason pursuant to Section 6(e), Company shall pay the following amounts to Mr. LeShay:
               (1) any accrued but unpaid Base Salary (as determined pursuant to Section 3) for services rendered to the date of termination;
               (2) any incurred but unreimbursed expenses required to be reimbursed pursuant to Sections 5(a) or 5(b), payable within thirty (30) days following Mr. LeShay’s submission of vouchers in accordance with Company’s standard business procedures;
               (3) any vacation accrued and unused to the date of termination;
               (4) Percentage Bonus through the termination date for the fiscal year in which termination occurs, payable within sixty (60) days of the date of termination; and
               (5) continued payments of Base Salary until the one year anniversary of the date of termination of Mr. LeShay’s employment, payable in installments in accordance with Company’s standard payroll practices. Except as otherwise required by law, the payment of any amounts pursuant to this Section 7(c)(5) shall be due and payable only after the delivery by Mr. LeShay to Company of a release in form and substance reasonably satisfactory to Company of any and all claims Mr. LeShay may have against Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives
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as of the date of such release arising out of or related to Mr. LeShay’s employment by Company and the termination of such employment.
          (d) In the event Mr. LeShay’s employment hereunder is terminated by Company pursuant to Section 6(c)(6), Mr. LeShay shall receive, in addition to any other payments he is entitled to hereunder, continued payments of Base Salary until the one year anniversary of the date of termination of Mr. LeShay’s employment, payable in installments in accordance with Company’s standard payroll practices, unless Mr. LeShay is offered an opportunity to retain his then current position and compensation package with the new owner of Company or its business, in which event no severance pay shall be paid.
          (e) The benefits to which Mr. LeShay may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 5(b) will be determined and paid in accordance with the terms of those plans, policies and arrangements.
          (f) Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Mr. LeShay at the time of termination of Mr. LeShay’s employment prior to the end of the Term, Mr. LeShay will not be entitled to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to any future period after his termination or resignation.
     8. Proprietary Information.
          (a) Mr. LeShay acknowledges that during the course of his employment with Company he will necessarily have access to and make use of proprietary information and confidential records of Company and its affiliates. Mr. LeShay shall not during the Term or at any time thereafter directly or indirectly use for his own purpose or for the benefit of any person or entity other than Company or it affiliates, nor otherwise disclose any proprietary information to any person or entity, unless that disclosure has been authorized in writing by Company or is otherwise required by law.
          (b) Mr. LeShay understands that subject to Section 8(c), the term “proprietary information” includes, but is not limited to, the following:
               (1) the name and address of any customer or vendor of Company or any of its affiliates, including without limitation any information concerning the transactions with such customers and vendors, buying and selling requirements of such customers and vendors, or their criteria or habits, or Company’s relations with any such customer or vendor, including credit policies, all of which constitutes Company’s trade secrets;
               (2) any information concerning any product, technology, or procedure employed by Company or its affiliates but not generally known to their customers, vendors or competitors, or under development by or being tested by Company or its affiliates, but not at the time offered generally to customers or vendors;
               (3) any information relating to Company’s or its affiliates computer software, computer systems, pricing or marketing methods, sales margins, credit policies, cost of
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goods, cost of material, capital structure, operating results, borrowing arrangements or business plans;
               (4) any information which is generally regarded as confidential or proprietary in any line of business engaged in by Company or its affiliates;
               (5) any business plans, budgets, advertising or marketing plans of Company or its affiliates;
               (6) any information contained in any of Company’s or its affiliates written or oral policies and procedures or manuals;
               (7) any information belonging to customers, vendors or affiliates of Company or any other person or entity which Company has agreed to hold in confidence;
               (8) any inventions, innovations or improvements covered by this Agreement;
               (9) salary, staffing, employment and contractor information of Company or its affiliates; and
               (10) all materials relating to or embodying any of the foregoing, whether in a handwritten, printed, graphic, video, audio, electronic or other medium.
          (c) Mr. LeShay acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information.
          (d) The term “proprietary information” does not include information generally available to and known by the public or information that is or becomes available to Mr. LeShay on a non-confidential basis from a source other than Company or its affiliates or their respective directors, officers, employees, partners, principals or agents (other than as a result of a breach of any obligation of confidentiality).
          (e) Mr. LeShay acknowledges and agrees that the unauthorized sale or use of Company’s proprietary information constitutes unfair competition. Mr. LeShay covenants and agrees not to engage in any unfair competition with Company either during the Term or any time thereafter.
          (f) Mr. LeShay acknowledges and agrees that no employee of Company, including himself, has any private space within Company’s premises.
     9. Surrender of Records. All proprietary information is and will remain the sole and exclusive property of Company (or its affiliates, as the case may be) during the Term and thereafter. Following termination of his employment hereunder for any reason, Mr. LeShay may not retain any proprietary information, nor any copies thereof and shall promptly return to Company any proprietary information and all copies thereof in his possession or control.
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     10. Intellectual Property. All inventions, innovations or improvements (including, without limitation, policies, procedures, products, software, ideas and discoveries, whether patents, copyrights, trademarks, service marks, or otherwise) conceived or made by Mr. LeShay, either alone or jointly with others, in the course of his employment by Company, and any derivatives of any such inventions, innovations, or improvements, belong to Company. Mr. LeShay shall promptly disclose to Company in writing all such inventions, innovations or improvements and perform all actions reasonably requested by Company to establish and confirm ownership by Company, including, but not limited to, cooperating with and assisting Company in obtaining patents, copyrights, trademarks, or service marks for Company in the United States and in foreign countries.
     11. Confidentiality. Mr. LeShay shall keep confidential the terms of this Agreement. This provision does not prohibit Mr. LeShay from providing this information to his attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law. Company shall not disclose the terms of this Agreement except as necessary in the ordinary course of its business or as required by law.
     12. Enforcement. Mr. LeShay acknowledges that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in Sections 8 through 11 may cause Company and its affiliates immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Mr. LeShay consents to Company and its affiliates seeking entry of an injunction or other equitable relief from a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in Sections 8 through 11. Mr. LeShay waives posting by Company of any bond otherwise necessary to secure any such injunction or other equitable relief. Rights and remedies provided for in this Section 12 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.
     13. Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:
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If to Company, to:

A-MARK PRECIOUS METALS, INC.
c/o Spectrum Numismatics International, Inc.
18022 Cowan, Suite 105
Irvine, California 92614
Attention: Gregory N. Roberts

With a copy to:

KRAMER LEVIN NAFTALIS & FRANKEL LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Scott S. Rosenblum, Esq.

and a copy to:

FRYE & HSIEH, LLP
24955 Pacific Coast Highway, Suite A201
Malibu, California 90265
Attention: Douglas Frye, Esq.

If to Mr. LeShay, to:

RAND LESHAY

With a copy to:

Attention:

     14. Assignability; Binding Effect. This Agreement is a personal contract calling for the provision of unique services by Mr. LeShay, and Mr. LeShay’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated. In the event of any attempted assignment or transfer of rights or obligations hereunder by Mr. LeShay contrary to the provisions of this Agreement (other than any assignment or transfer of rights as may be required by law), Company will have no further liability for payments under this Agreement. The rights and obligations of Company under this Agreement bind and run in favor of the successors and assigns of Company. Company may assign this Agreement or any or all of Company’s rights and obligations hereunder without the prior consent of Mr. LeShay.
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     15. Complete Understanding. Except for the Stock Option Agreement attached hereto, this Agreement constitutes the complete understanding between the parties with respect to the employment of Mr. LeShay by Company and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, including without limitation, the Existing Agreement.
     16. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of Company and Mr. LeShay. No waiver by any party of any breach under this Agreement will be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Waiver by either party of any breach by the other party will not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of Company or Mr. LeShay in the exercise of any of their respective rights or remedies will operate as a waiver of that right.
     17. Severability. If any provision of this Agreement or its application to any person or circumstances is determined by any court of competent jurisdiction to be unenforceable to any extent, that unenforceable provision will be deemed eliminated to the extent necessary to permit the remaining provisions to be enforced, and the remainder of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will not be affected thereby. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.
     18. Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of Mr. LeShay’s employment hereunder, or of this Agreement, will survive such termination.
     19. Governing Law. This Agreement is governed by the laws of the State of California, without giving effect to principles of conflict of laws.
     20. Binding Arbitration. (a) Any controversy, dispute or claim arising out of or relating to the interpretation, performance or breach of this Agreement, or Mr. LeShay’s employment or termination of employment hereunder, shall be resolved by binding arbitration, at the request of either party, in Los Angeles County, California, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall have the power to grant all legal and equitable remedies and award compensatory damages provided by California law. The arbitrators shall issue a statement of findings of facts. The arbitrators shall be deemed to have “exceeded his powers” for purposes of California Code of Civil Procedure Sections 1286.2 or 1286.6 if they commit errors of law or legal reasoning. The award of the arbitrators may be vacated or corrected pursuant to California Code of Civil Procedure. If for any reason a court of competent jurisdiction refuses to review the arbitration award for errors of law or legal reasoning, at the request of either party, a three-person private review panel shall hear such matters. Each of the parties shall select one member of the private review panel, and these two panel members shall select the third member of the panel. Any judgment upon any award
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rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. In the event of any such arbitration, the prevailing party shall be entitled to receive, in addition to any award or judgment, full costs, including reasonable attorneys’ fees and costs incurred in connection with such proceeding or arbitration.
          (b) Notwithstanding the foregoing, any action or proceeding (1) seeking injunctive relief pursuant to Section 12 hereof, (2) arising in connection with an arbitration proceeding brought under clause (i) above, or (3) relating to any matter which is not legally arbitrable for any reason, shall be instituted and prosecuted in the state courts of the State of California, County of Los Angeles, or the federal district court in and for the Central District of California located in Los Angeles, and each party waives the right to change the venue.
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     IN WITNESS WHEREOF, the undersigned have executed and delivered, or caused to be executed and delivered by an authorized representative, this EMPLOYMENT AGREEMENT on the date stated in the introductory clause.

“Company”

A-MARK PRECIOUS METALS, INC. A New York Corporation

By:	/s/ Greg Robert

Name: Title:	GREG ROBERT CEO

“Mr. LeShay”

/s/ Rand LeShay

RAND LeSHAY, individually
[Signature Page — LeShay Employment Agreement]